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                                                                      EXHIBIT 11
                        BEARINGS, INC. AND SUBSIDIARIES

                      Computation of Net Income Per Share
                                  (Unaudited)
                       (Thousands, except per share data)


                                                           Three Months Ended                    Six Months Ended
                                                               December 31                          December 31
                                                         1993               1992               1993              1992
                                                        ------             ------             ------            ------
Average Shares Outstanding
- --------------------------

1. Average common shares
   outstanding                                           7,365              7,232              7,351              7,173

2. Net additional shares
   outstanding assuming stock
   options exercised and
   proceeds used to purchase
   treasury stock                                          122                 67                123                 67
                                                         -----              -----              -----              -----

3. Adjusted average common
   shares outstanding for
   fully diluted computation                             7,487              7,299              7,474              7,240
                                                         =====              =====              =====              =====


   Net Income
   ----------

4. Net income as reported in
   statements of consolidated
   income                                               $2,357             $1,755             $4,629             $3,260
                                                        ======             ======             ======             ======


   Net Income Per Share
   --------------------
5. Net income per average
   common share outstanding
   (4/1)                                                $  .32             $  .24             $  .63             $  .45
                                                         ======            ======             ======             ======



6. Net income per common
   share on a fully
   dilutive basis (4/3)                                 $  .31(A)          $  .24(A)          $  .62(A)          $  .45(A)
                                                         ======            ======             ======             ======

(A) Fully diluted net income per share is not presented as the dilutive effect is less than 3%.
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